Exhibit 23.2


          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-115433 and 333-50371) of our report dated January 13, 2005 on the consolidated balance sheet of Slade's Ferry Bancorp. and Subsidiary as of December 31, 2004, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2004 and 2003, appearing in this Annual Report on Form 10-K for the year ended December 31, 2005 of Slade's Ferry Bancorp.


/s/ Shatswell, MacLeod & Company, P.C.


West Peabody, Massachusetts
March 31, 2006


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